Exhibit 99.1

LETTER FROM THE CEO

April 8, 2008

Dear Shareholder,

We are pleased to report that ImmuneRegen has successfully completed one of the three triggering milestones defined in Section 17 of the Form of Debenture between IR BioSciences Holdings, Inc. and YA Global Investments, L.P.

Results of a preclinical study on our synthetic peptide, Viprovex®, by the United Kingdom’s Health Protection Agency, Centre for Emergency Preparedness and Response, indicate efficacy in reducing the severity of H5N1 (avian flu). The findings suggest the possibility that Viprovex enhances the immune system’s response to the influenza virus.

The Health Protection Agency’s “H5N1 Avian Influenza Virus: Ferret Study” found that all Viprovex-treated animals were more active than their corresponding controls throughout the nine-day study period, and exhibited less weight loss and hypothermia. None of the animals treated with Viprovex showed the degenerative neurological symptoms of neck stiffness, hind-limb paralysis, diarrhea or labored breathing typical of the disease as seen in the untreated animals.

Previous animal and cell culture studies have shown Viprovex, a derivative of ImmuneRegen’s adult stem cell-active compound Homspera™, to have an impact on the activation of components of the innate immune system. A major cause of flu-related deaths is the exaggerated response of the immune system to the rapidly multiplying virus, and this influenza study suggests Viprovex has potential in dampening the pathology associated with the resulting immune response. While no significant difference was found in the virus levels in nose, lung and brain between test and control animals, extracts from the spleen of test animals that received the antiviral drug Viprovex intranasally exhibited a lower concentration of the virus than extracts from the corresponding controls.

The results from this study strengthen our confidence that Viprovex may provide treatment applications against a potential influenza pandemic. I’m sure you share my enthusiasm about these study results that are important steps in ImmuneRegen’s goal to become a key player in this high-opportunity arena.

Michael K. Wilhelm
Chief Executive Officer